                                                       -------------------------
                                                              OMB APPROVAL
                                                       -------------------------
                                                       OMB Number: 3235-0145
                                                       Expires: October 31, 1994
                                                       Estimated average burden
                                                       hours per form......14.90
                                                       -------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )*


                               Power-One, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 739308 10 4
              -------------------------------------------------
                               (CUSIP Number)

 David A. Knight, c/o Stephens Group, Inc., 111 Center Street, Little Rock, AR 72201, (501) 377-2573
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                June 8, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  2  of  44 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Voting Trust pursuant to a Voting Trust Agreement dated as of June 8,
        1998
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  6,793,098
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  -0-
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       6,793,098
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [ ]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       39.8
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  3  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Stephens Group, Inc.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [x]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  3,704,050
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       3,704,050
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       21.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       HC,CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  4  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jackson T. Stephens Trust No. One
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  121,908
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       121,908
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  5  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jackson T. Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  24,000
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   22,000
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  275,112
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       297,112
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       1.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  6  of  44 Pages
----------------------                                    ---------------------


--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Warren A. Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  52,272
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                117,609
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   52,272
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  612,755
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       665,027
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       3.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  7  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Bess C. Stephens Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  151,204
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       151,204
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  8  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Bess C. Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)
        Not applicable

--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization
        Arkansas

--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                30,000
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  548,075
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       548,075
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       3.2
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  9  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Vernon J. Giss
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  151,204
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       151,204
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 10  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Warren A. Stephens Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                   87,989
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       87,989
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.5
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  11 of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Warren & Harriet Stephens Children's Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  130,679
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       130,679
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.8
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 12  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jon E.M. Jacoby
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  23,522
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                207,609
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   23,522
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  1,423,863
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       1,447,385
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       8.5
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                      -------------------
CUSIP No.  739308 10 4                                      Page 13 of 44 Pages
----------------------                                      -------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Harriet Calhoun Stephens Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  60,618
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       60,618
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.4
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                      -------------------
CUSIP No.  739308 10 4                                      Page 14 of 44 Pages
----------------------                                      -------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Harriet C. Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  60,618
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       60,618
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.4
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 15  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Elizabeth Ann Stephens Campbell Revocable Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  304,362
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       304,362
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       1.8
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 16  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Elizabeth Stephens Campbell
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  671,233
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       671,233
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       3.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 17  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        W.R. Stephens, Jr. Revocable Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  364,363
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       364,363
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       2.1
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  18 of  44 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Wilton R. Stephens, Jr.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                30,000
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  761,234
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       761,234
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       4.5
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  19 of 44 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jackson T. Stephens Grandchildrens Trust AAAA
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  492,289
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       492,289
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       2.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  20 of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Pamela Diane Stephens Trust One
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  366,871
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       366,871
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       2.2
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page   21 of 44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Pamela Diane Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  366,871
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       366,871
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       2.2
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ----------------------
CUSIP No.  739308 10 4                                    Page  22  of  44 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Warren Miles Amerine Stephens Trust UID 9/10/86
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  63,720
                          ------------------------------------------------------

11     Aggregate Amount Beneficially Owned by Each Reporting Person

       63,720
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.4
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 23  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        John Calhoun Stephens Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  63,720
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       63,720
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.4
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 24  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Laura Whitaker Stephens Trust
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  63,720
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       63,720
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.4
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 25  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        J & J Partners
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  52,272
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       52,272
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.3
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 26  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jacoby Enterprises, Inc.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  209,088
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       209,088
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       1.2
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 27  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Coral Two Corporation
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  143,748
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       143,748
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.8
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 28  of  44 Pages
----------------------                                    ---------------------


--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Douglas H. Martin
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  41,818
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   41,818
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  67,953
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       109,771
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.6
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 29  of  44 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Curtis F. Bradbury, Jr.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  156,816
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       156,816
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page   30 of 44 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Bradbury Enterprises
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  52,272
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       52,272
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.3
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 31  of  44 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Coral Partners
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [x]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  94,089
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       94,089
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.6
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 32  of  44 Pages
----------------------                                    ---------------------

ITEM 1.          SECURITY AND ISSUER

                 This Schedule 13D relates to the common stock, par value $.001 per share, of Power-One, Inc. ("Power-One"), the principal executive offices of which are located at 740 Calle Plano, Camarillo, California 93012. This
Schedule 13D is being filed to reflect a voting trust among James Sommers, as trustee (the "Voting Trustee"), and the persons listed in paragraph (a)(ii) through (a)(xxiii) of Item 2 hereto pursuant to a Voting Trust Agreement dated as of June 8, 1998 (the "Voting Trust Agreement").

ITEM 2.          IDENTITY AND BACKGROUND

                 (a)      This Schedule 13D is being filed by and on behalf of
(i) James Sommers, as Voting Trustee pursuant to the Voting Trust Agreement,
(ii) Stephens Group, Inc., (iii) Jackson T. Stephens Trust No. One, (iv) Bess
C. Stephens Trust, (v) Warren A. Stephens Trust, (vi) Warren & Harriet Stephens Children's Trust, (vii) Harriet Calhoun Stephens Trust, (viii) Elizabeth Ann Stephens Campbell Revocable Trust, (ix) W. R. Stephens, Jr. Revocable Trust, (x) Jackson T. Stephens Grandchildrens Trust AAAA, (xi) Pamela Diane Stephens Trust One, (xii) Warren Miles Amerine Stephens Trust, (xiii) John Calhoun Stephens Trust, (xiv) Laura Whitaker Stephens Trust, (xv) J & J Partners, (xvi) Jacoby Enterprises, Inc., (xvii) Coral Two Corporation, (xviii) Coral Partners, (xix) Douglas H. Martin, (xx) Curtis F. Bradbury, Jr., (xxi) Bradbury Enterprises, and (xxii) Jon E.M. Jacoby (collectively (ii) through
(xxii) are the "Trust Participants") and (xxiii) the persons listed as trustees in subparagraphs (iii) through (xiv) below (collectively, the "Reporting Persons").

                          (i)     James Sommers is the Voting Trustee of the
voting trust established by the Voting Trust Agreement pursuant to Section 218 of the Delaware General Corporation Law. Mr. Sommers is a citizen of the United States of America, has a business address of 237 Cherokee Road, Charlotte, North Carolina 28207, and is principally employed as a financial consultant.

                          (ii)    Stephens Group, Inc. is an Arkansas business
corporation, engaged in the business of buying, owning, holding and selling investment securities and other assets, the principal offices of which are located at 111 Center Street, Little Rock, Arkansas 72201.

                                  The voting stock of Stephens Group, Inc. is
owned by the following persons: Jackson T. Stephens Trust No. One; Bess C. Stephens Trust; Bess C. Stephens; Warren A. Stephens Trust No. One and Wilton
R.  Stephens, Jr.  Revocable Trust.

                                  The executive officers and directors of
Stephens Group, Inc., and their respective principal employments, are:

                                  (A) Jackson T. Stephens, Chairman of the Board of Directors of Stephens Group, Inc.

                                  (B)      Bess C. Stephens, Director of
                                           Stephens Group, Inc.

                                  (C)      Warren A. Stephens, President of
                                           Stephens Group, Inc., and President
                                           and Chief Executive Officer of
                                           Stephens Inc.

                                  (D)      Wilton R. Stephens, Jr., Director
                                           and officer of Stephens Group, Inc.
                                           and Stephens Inc.

                                  (E)      Jon E.M. Jacoby, Director and
                                           Executive Vice President of Stephens
                                           Group, Inc., and Executive Vice
                                           President and Director of Stephens
                                           Inc.

                                  (F) Vernon J. Giss, Director of Stephens Group, Inc.

                                  (G)      Craig D. Campbell, Director of
                                           Stephens Group, Inc. and employee of
                                           Stephens Inc.

                                  (H)      William Walker, President of
                                           Stephens Production Company, an oil
                                           and gas production company

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 33  of  44 Pages
----------------------                                    ---------------------

                                  (I) Curtis F. Bradbury, Jr., Director of Stephens Group, Inc., and Senior Executive Vice President, Chief Operating Officer and Director of Stephens Inc.

Each of the executive officers and directors of Stephens Group, Inc. listed above is a citizen of the United States of America and has the business address of Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201

                          (iii)   Jackson T. Stephens Trust No. One is a trust
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustees are Jackson T. Stephens and Warren A. Stephens.

                          (iv)    Bess C. Stephens Trust, is a trust formed
under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustees are Bess C. Stephens, Jackson T. Stephens and Vernon J. Giss.

                          (v)     Warren A. Stephens Trust is a trust formed
under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.

                          (vi)    Warren & Harriet Stephens Children's Trust is
a trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Jon E.M. Jacoby.

                          (vii)   Harriet Calhoun Stephens Trust is a trust
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Harriet C. Stephens, who is a citizen of the United States of America, has a business address of Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201, and whose principal employment is homemaker.

                          (viii)  Elizabeth Ann Stephens Campbell Revocable
Trust is a trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Elizabeth Stephens Campbell, who is a citizen of the United States of America, has a business address of Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201, and whose principal employment is as an investment banker with Stephens Inc. and Stephens Group, Inc.

                          (ix)    W. R. Stephens, Jr. Revocable Trust is a
trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Wilton R. Stephens, Jr.

                          (x)     Jackson T. Stephens Grandchildrens Trust AAAA
is a trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Jon E.M. Jacoby.

                          (xi)    Pamela Diane Stephens Trust One is a trust
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustees are Bess C. Stephens, Elizabeth Stephens Campbell, Wilton R. Stephens, Jr., and Pamela Diane Stephens. Pamela Diane Stephens is a citizen of the United States of America, has a business address of Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201, and is principally employed as an investment banker with Stephens Inc. and Stephens Group, Inc.

                          (xii)   Warren Miles Amerine Stephens Trust is a
trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 34  of  44 Pages
----------------------                                    ---------------------

                          (xiii)  John Calhoun Stephens Trust is a trust formed
under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.

                          (xiv)   Laura Whitaker Stephens Trust is a trust
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.

                          (xv)    J & J Partners is a partnership formed under
the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The partners of J & J Partners are Jon E.M. Jacoby, James Jacoby and Jacoby Enterprises, Inc. James Jacoby is a citizen of the United States of America, has a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201, and is principally employed by Stephens Inc.

                          (xvi)   Jacoby Enterprises, Inc. is a corporation
formed under the laws of the State of Wyoming with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The controlling shareholder of Jacoby Enterprises, Inc. is Jon E.M. Jacoby. The directors of Jacoby Enterprises, Inc. are Jon E.M. Jacoby, Mary Jacoby and Elizabeth Jacoby. The executive officer of Jacoby Enterprises, Inc. is Jon E.M. Jacoby.

                          (xvii)  Coral Two Corporation is a corporation formed
under the laws of the State of Wyoming with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The controlling shareholder of Coral Two Corporation is Jon E.M. Jacoby. The executive officer of Coral Two Corporation is Jon E.M. Jacoby.

                          (xviii) Coral Partners is an investment partnership
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The partners of Coral Partners are (1) Jon E.M. Jacoby, individually and through his individual retirement account, Stephens Inc. Custodian for Jon E.M. Jacoby IRA, (2) Warren A. Stephens, individually and through his individual retirement account, Stephens Inc. Custodian for Warren A. Stephens IRA, (3) K. Rick Turner through his individual retirement account, Stephens Inc. Custodian for K. Rick Turner IRA, (4) Ray Gash through his individual retirement account, Stephens Inc. Custodian for Ray Gash IRA and (5) Robert Schulte through his individual retirement account, Stephens Inc. Custodian for Robert Schulte IRA. Each of K. Rick Turner, Ray Gash and Robert Schulte is a citizen of the United States of America, has a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201, and is principally employed by Stephens Inc. Warren A. Stephens and Jon E.M. Jacoby are the managing partners of Coral Partners.

                          (xix)   Douglas H. Martin has a business address c/o
Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. He is a Senior Vice President of Stephens Group, Inc. and a Director and Senior Vice President of Stephens Inc.

                          (xx)    Curtis F. Bradbury, Jr. has  a business
address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. He is a Director of Stephens Group, Inc. and Senior Executive Vice President and Chief Operating Officer and Director of Stephens Inc.

                          (xxi)   Bradbury Enterprises is a general partnership
formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The controlling general partner of Bradbury Enterprises is Curtis F. Bradbury, Jr.


                 (b) Except as described in (c) below, during the past five years, none of the Reporting Persons or the persons listed as directors, officers or partners of any of the Reporting Persons have been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) nor been the subject of any civil judgment, decree or order involving any federal or state securities laws or his/her compliance therewith.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 35  of  44 Pages
----------------------                                    ---------------------

                 (c) Stephens Inc., an Arkansas corporation, is a second-tier, wholly-owned subsidiary of Stephens Group, Inc. and is a broker-dealer firm registered with the NASD and member of the New York Stock Exchange. Stephens Inc. served as an underwriter in the initial public offerings of the common stock of Power-One. Stephens Inc. also maintains an inventory of Power-One common stock from time to time and is a market maker for Power-One common stock. The principal offices of Stephens Inc. are located at 111 Center Street, Little Rock, Arkansas 72201. During the past five years, Stephens Inc. has not been convicted in any criminal proceeding. During the past five years, Stephens Inc. has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws in the following proceedings:

                          (i)     Stephens Inc. entered into a consent order on
October 4, 1996 with the NASD in NASD District 5, Matter Nos. CO5960094, CO5960040 in which the NASD found that Stephens Inc. had failed to establish, maintain and enforce proper supervisory procedures to prevent unsuitable trades or over-concentration of securities in customer accounts, improper communications by unregistered employees or through unregistered offices of the firm, improper communications and excessive compensation in connection with the wholesale marketing of certain mutual funds. Stephens Inc. agreed to engage an independent auditor to review and recommend improvements in its supervisory systems and procedures and to implement such improvements in an effort to prevent similar activities in the future and consented to a fine in connection therewith.

                          (ii)    Stephens Inc. entered into a consent order on
September 5, 1997 In the Matter of Stephens Inc., No. FW-2019 before the Securities and Exchange Commission in which the Commission found that Stephens Inc.'s procedures for obtaining consent from its advisory customers for transactions in securities in which Stephens Inc. makes a market did not fully satisfy the requirements of Section 206(3) of the Investment Advisors Act of 1940 and ordered that Stephens Inc. cease and desist from its previous method of obtaining consent and utilize only consents that fully satisfy the requirements of said Section 206(3).

                          (iii)   On August 11, 1997, the Chicago Board Options
Exchange entered a consent order In the Matter of Stephens Inc., File No. 97-0019, in which it found that Stephens Inc.'s margin system had failed to accurately compute margin requirements for certain option positions in customer accounts. Stephens Inc. agreed to engage independent accountants to review its margin system and to make recommendations to prevent a recurrence of inaccurate margin requirement computations, in an effort to assure accurate pricing and margin calculations in the future, and Stephens Inc. consented to a fine in connection therewith.

                          (iv)    In the matter of Escambia County, Stephens
Inc. and Bill Bethea, NASD No. CO5950076, the NASD found that Stephens Inc. had failed to effectively supervise one of its registered employees in the municipal finance business, who, without the knowledge of Stephens Inc., had apparently paid a bribe to an official of a public bond authority. Stephens Inc. consented to a fine in connection therewith on or about November 15, 1995.

                          (v)     On or about July 15, 1993, Stephens Inc.
entered into a consent order with the Vermont Securities Division, Vermont Securities Division Case No. 93-035-5 regarding Stephens Inc.'s relationship with a Vermont bank in connection with sales of securities on the premises of the bank, Stephens Inc. agreed to defray certain of Vermont Securities Division's administrative costs in handling this matter and to comply with the requests of the Vermont Securities Division regarding the manner in which it conducted its securities business in relation with the bank.

                          (vi)    On or about February 1, 1995, Stephens Inc.
entered into an Administrative Order and Settlement Agreement with the Securities Division of the Office of the Secretary of State of the Commonwealth of Massachusetts, Securities Division Case No. E-94-108 in which Stephens Inc. consented to an administrative fine and agreed to maintain policies and procedures to prevent any repetition of an alleged sale of certain mutual fund shares to certain purchasers in Massachusetts prior to registration of such shares in Massachusetts.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 36  of  44 Pages
----------------------                                    ---------------------

                          (vii)   On or about October 23, 1996, Stephens Inc.
entered into a letter of consent with NASDR, in NASDR Case No. CO5960089, in which it consented to a fine in connection with an allegation that Stephens Inc. had failed to include one of its public finance assignments on a Form G-37 report filed with the Municipal Securities Rulemaking Board ("MSRB").

                          (viii)  On or about May 8, 1997, Stephens Inc.
entered into a letter of consent with NASDR, in NASDR Cast No. CO5970016, in which it consented to a fine in connection with an allegation that it had failed to include two public finance assignments on a Form G-37 report filed with the MSRB and that it had failed to file two Form G-36 reports with the MSRB in connection with two municipal finance assignments.

                          (ix)    On or about June 3, 1998, Stephens Inc.
submitted a letter of consent with NASDR consenting to a fine in connection with an allegation that it had failed to execute seven transactions on behalf of public customers at the best inter-dealer market price as reported by Nasdaq, had failed to cross two customer orders with open limit orders which offered better prices, and had failed in eight instances to publish immediately bids or offers that reflected the prices and full size of customer limit orders that were at prices which would have improved Stephens' bid or offer in certain securities.

ITEM 3.          SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                 Not applicable.

ITEM 4.          PURPOSE OF TRANSACTION

                 Collectively, Stephens Group, Inc. and persons who may be considered affiliates of Stephens Group, Inc. beneficially own approximately 43.5% of the outstanding common stock of Power-One. Stephens Inc., a wholly-owned second-tier subsidiary of Stephens Group, Inc., is a registered broker-dealer and desires to engage in certain market-making activities and other principal transactions in the common stock of Power-One without the need to deliver a prospectus under current law and regulations. In order to do so, it is necessary that Stephens Inc. not be deemed an "affiliate" under the Securities Act of 1933, as amended (the "Act") and the Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, the Trust Participants entered into the Voting Trust Agreement because the relationships among them, Stephens Inc. and Power-One may create an inference that Stephens Inc. is an "affiliate" of Power-One under the Act and the Exchange Act.

                 Stephens Inc., a wholly-owned second-tier subsidiary of Stephens Group, Inc., makes a market in Power-One and in this capacity acquires and disposes of securities of Power-One.

                 Mr. Jacoby, a director and executive officer of Stephens Group, Inc. and Stephens Inc., serves on the board of directors of Power-One.

                 Except as set forth above, the Reporting Persons have no current plans or proposals to effect any transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.          INTEREST IN SECURITIES OF THE ISSUER

                 (a) The following table discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers:

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Percent of
                                                             Number of    Outstanding       Voting Power     Investment Power
Name                                                         Shares          Shares
------------------------------------------------------------------------------------------------------------------------------------
Voting Trust pursuant to the Voting Trust Agreement          6,793,098        39.8        Sole:  6,793,098            -0-
Stephens Group, Inc.                                         3,704,050        21.7              -0-          Shared:  3,704,050
Jackson T. Stephens Trust No. One                              121,908        0.7               -0-          Shared:  121,908
------------------------------------------------------------------------------------------------------------------------------------

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 37  of  44 Pages
----------------------                                    ---------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Percent of
                                                             Number of    Outstanding       Voting Power     Investment Power
Name                                                         Shares          Shares
------------------------------------------------------------------------------------------------------------------------------------
Bess C. Stephens Trust                                         151,204        0.9               -0-          Shared:  151,204
Warren A. Stephens Trust                                        87,989        0.5               -0-          Shared:  87,989
Warren & Harriet Stephens Children's Trust                     130,679        0.8               -0-          Shared:  130,679
Harriet Calhoun Stephens Trust                                  60,618        0.4               -0-          Shared:  60,618
Elizabeth Ann Stephens Campbell Revocable Trust                304,362        1.8               -0-          Shared:  304,362
W. R. Stephens, Jr. Revocable Trust                            364,363        2.1               -0-          Shared:  364,363
Jackson T. Stephens Grandchildrens Trust AAAA                  492,289        2.9               -0-          Shared:  492,289
Pamela Diane Stephens Trust One                                366,871        2.2               -0-          Shared:  366,871
Warren Miles Amerine Stephens Trust                             63,720        0.4               -0-          Shared:  63,720
John Calhoun Stephens Trust                                     63,720        0.4               -0-          Shared:  63,720
Laura Whitaker Stephens Trust                                   63,720        0.4               -0-          Shared:  63,720
Jackson T. Stephens (1)                                        297,112        1.7           Sole: 24,000     Sole:    22,000
                                                                                                             Shared:  275,112
Warren A. Stephens (2)                                         665,027        3.9          Sole:  52,272     Sole:    52,272
                                                                                          Shared:  117,609   Shared:  612,755
Bess C. Stephens (3)                                           548,075        3.2         Shared:  30,000    Shared:  548,075
Vernon J. Giss (4)                                             151,204        0.9               -0-          Shared:  151,204
Jon E.M. Jacoby (5)                                          1,447,385        8.5          Sole:  23,522     Sole:    23,522
                                                                                          Shared:  207,609   Shared:  1,423,863
Harriet C. Stephens (6)                                         60,618        0.4               -0-          Shared:  60,618
Elizabeth Stephens Campbell (7)                                671,233        3.9               -0-          Shared:  671,233
Wilton R. Stephens, Jr. (8)                                    761,234        4.5         Shared:  30,000    Shared:  761,234
Pamela Diane Stephens (9)                                      366,871        2.2               -0-          Shared:  366,871
J & J Partners                                                  52,272        0.3               -0-          Shared:  52,272
Jacoby Enterprises, Inc.                                       209,088        1.2               -0-          Shared:  209,088
Coral Two Corporation                                          143,748        0.8               -0-          Shared:  143,748
Douglas H. Martin (10)                                         109,771        0.6          Sole:  41,818     Sole:    41,818
                                                                                                             Shared:  67,953
Curtis F. Bradbury, Jr. (11)                                   156,816        0.9               -0-          Shared:  156,816
Bradbury Enterprises                                            52,272        0.3               -0-          Shared:  52,272
I. Ernest Butler (12)                                           90,000        0.5         Shared:  90,000    Shared:  90,000
Coral Partners                                                  94,089        0.6               -0-          Shared:  94,089
Craig D. Campbell                                                  -0-        -0-               -0-                   -0-
William Walker                                                   7,841        0.0           Sole:  7,841     Sole:    7,841
------------------------------------------------------------------------------------------------------------------------------------

                          (1)     Includes 121,908 shares beneficially owned by
Jackson T. Stephens Trust No. One and 151,204 shares beneficially owned by Bess
C. Stephens Trust, of which Jackson T. Stephens is a trustee. Also includes 24,000 owned by Jackson T. Stephens.

                          (2)     Includes 121,908 shares beneficially owned by
Jackson T. Stephens Trust No. One, 87,989 shares beneficially owned by Warren
A. Stephens Trust, 63,720 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 39,203 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89.
Mr. Stephens is a trustee for each of these trusts. Also includes 52,272 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA. Also includes 94,089 shares beneficially owned by Coral Partners, of which Mr. Stephens is a general partner.

                          (3)     Includes 151,204 shares beneficially owned by
Bess C. Stephens Trust, 366,871 shares beneficially owned by Pamela Diane Stephens Trust One and 30,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 38  of  44 Pages
----------------------                                    ---------------------
                          (4)     Includes 151,204 shares beneficially owned by
Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                          (5)     Includes 39,203 shares owned by each of
Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 130,679 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 492,289 shares beneficially owned by Jackson T. Stephens Grandchildren's Trust AAAA, and 30,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 52,272 shares beneficially owned by J & J Partners, 209,088 shares beneficially owned by Jacoby Enterprises, Inc., 143,748 shares beneficially owned by Coral Two Corporation, 23,522 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 94,089 shares beneficially owned by Coral Partners and 94,089 shares beneficially owned by Mr. Jacoby.

                          (6)     Includes 60,618 shares beneficially owned by
Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren
A.  Stephens, listed in note (2) above.

                          (7)     Includes 304,362 shares beneficially owned by
Elizabeth Ann Stephens Campbell Revocable Trust and 366,871 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                          (8)     Includes 364,363 shares beneficially owned by
W. R. Stephens, Jr. Revocable Trust and 366,871 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 30,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                          (9)     Includes 366,871 shares beneficially owned by
Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                          (10)    Includes 41,818 shares owned by Stephens Inc.
Custodian for Douglas H. Martin IRA and 67,953 shares beneficially owned by Mr. Martin.

                          (11)    Includes 52,272 shares beneficially owned by
Bradbury Enterprises and 104,544 shares beneficially owned by Mr. Bradbury.

                          (12)    Includes 30,000 shares owned by each of Susan
Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 39  of  44 Pages
----------------------                                    ---------------------


                 (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

         ------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Percent of
                                                                                                 Number of Shares     Outstanding
         Name                                                                                                           Shares
         ------------------------------------------------------------------------------------------------------------------------
         Stephens Inc.                                                                                    114,705         0.7
         Grandchild's Trust One                                                                            39,203         0.2
         Grandchild's Trust Two                                                                            39,203         0.2
         Grandchild's Trust Three                                                                          39,203         0.2
         K. Rick Turner                                                                                     5,226         0.0
         Stephens Inc. Custodian for K. Rick Turner IRA                                                     5,226         0.0
         C. Ray Gash                                                                                       26,135         0.2
         Robert L. Schulte                                                                                 13,067         0.1
         William S. Walker                                                                                  7,841         0.0
         Gordon D. Grender & Amanda F. Grender, JTWROS                                                     78,408         0.5
         Susan Stephens Campbell 1995 Trust                                                                30,000         0.2
         Craig D. Campbell, Jr. 1995 Trust                                                                 30,000         0.2
         Elizabeth Chisum Campbell 1995 Trust                                                              30,000         0.2
         W. R. Stephens, Jr. Children's Trust                                                              30,000         0.2
         ------------------------------------------------------------------------------------------------------------------------

                 (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                 (a) The terms of the Voting Trust Agreement to which each of the Voting Participants is a party provide that the Voting Trustee shall vote the shares of common stock of Power-One held by the voting trust "for" and/or "against" any proposal or other matter submitted to the shareholders of Power-One for approval in the same proportion as the votes cast "for" and "against" such proposal or other matter by all other shareholders, not counting abstentions. Accordingly, the Voting Trustee shall have no discretionary authority to vote the shares. The Voting Trust Agreement further provides that the Voting Trustee shall not abstain from voting any shares of common stock of Power-One held by the voting trust. No person other than the Voting Trustee shall have any voting rights with respect to the shares of common stock of Power-One held by the voting trust.

                          The terms of the Voting Trust Agreement also provide
that the Voting Participants may transfer shares of Power-One held by the voting trust to any person that is an "affiliate" of Stephens Inc. under the Act or the Exchange Act only if the shares so transferred remain deposited in and subject to the terms of the voting trust. The Voting Participants may transfer shares of Power-One held by the voting trust to any person who is not an "affiliate" of Stephens Inc. under the Act or the Exchange Act if the transfer is approved by a majority of the board of directors of Power-One (excluding any member of the board of directors of Power-One who is an affiliate, employee, officer, director, general partner or agent of Stephens Inc. or Stephens Group, Inc.). The Voting Participants need not obtain this approval of the board of directors of Power-One if the proposed transfer is a sale pursuant to Rule 144 under the Act (treating Rule 144(k) as inapplicable and aggregating all such transfers occurring within any three-month period for purposes of Rule 144(e)) or if the proposed transfer is in connection with a business combination, tender offer or other fundamental corporate transaction under which a third-party acquirer obtains control of Power-One (other than solely through the purchase of the shares held under the voting trust).

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 40  of  44 Pages
----------------------                                    ---------------------

                          The Voting Trust Agreement expires on the earlier of
(i) ten years, (ii) transfer of all of the shares of common stock of Power-One held by the voting trust under circumstances not requiring such shares to be subject to the Voting Trust Agreement, (iii) delivery of a certificate of Stephens Inc. that Stephens Inc. no longer engages in market-making activities and principal transactions in the common stock of Power-One and will not do so without an opinion of counsel that Stephens Inc. is not an "affiliate" of Power-One under the Act or the Exchange Act, (iv) the delivery of a certificate of Stephens Inc. that a shelf registration statement for Power-One registering the market- making activities and principal transactions of Stephens Inc. has been filed with and declared effective by the U.S. Securities and Exchange Commission and that Stephens Inc. undertakes to deliver a prospectus with the confirmation of each sale by it as principal, or (v) an opinion of counsel that Stephens Inc. would not be deemed an "affiliate" of Power-One under the Act or the Securities Act upon termination of the Voting Trust Agreement.

                 (b) Jackson T. Stephens Trust No. One has assigned the economic interest in 10,000 shares of the Power-One common stock to one individual and in 15,000 shares of the common stock to another individual.

                          Warren A. Stephens Trust and Harriet Stephens Trust
have assigned the economic interest in a total of 95,000 shares of Power-One common stock to a total of seven individuals, including several family members.

ITEM 7.          MATERIAL TO BE FILED AS EXHIBITS

                 (a) Voting Trust Agreement dated as of June 8, 1998 among James Sommers, as voting trustee, and the Trust Participants listed in Item 2

                 (b)      Assignments of Economic Interest

                 (c)      Agreement to File Joint Schedule 13D

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 41  of  44 Pages
----------------------                                    ---------------------
                                   SIGNATURES

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        STEPHENS GROUP, INC.


                                        By: /s/ Jackson T. Stephens
                                           -----------------------------------
                                            Jackson T. Stephens
                                            Chairman of the Board of Directors


                                        JACKSON T. STEPHENS TRUST NO. ONE


                                        By: /s/ Jackson T. Stephens, Trustee
                                           ----------------------------------
                                            Jackson T. Stephens,
                                            Trustee


                                        By: /s/ Warren A. Stephens, Trustee
                                           ----------------------------------
                                            Warren A. Stephens, Trustee


                                        BESS C. STEPHENS TRUST


                                        By: /s/ Bess C. Stephens, Trustee
                                           ----------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ Jackson T. Stephens, Trustee
                                           ----------------------------------
                                            Jackson T. Stephens,
                                            Trustee


                                        By: /s/ Vernon J. Giss, Trustee
                                           ----------------------------------
                                            Vernon J. Giss, Trustee


                                        WARREN A. STEPHENS TRUST


                                        By: /s/ Warren A. Stephens, Trustee
                                           ----------------------------------
                                            Warren A. Stephens, Trustee


                                        WARREN & HARRIET STEPHENS CHILDREN'S
                                        TRUST


                                        By: /s/ Jon E.M. Jacoby, Trustee
                                           ----------------------------------
                                            Jon E.M. Jacoby, Trustee

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 42  of  44 Pages
----------------------                                    ---------------------



                                        HARRIET CALHOUN STEPHENS TRUST


                                        By: /s/ Harriet C. Stephens, Trustee
                                           ----------------------------------
                                            Harriet C. Stephens, Trustee


                                        ELIZABETH ANN STEPHENS CAMPBELL
                                        REVOCABLE TRUST


                                        By: /s/ Elizabeth Stephens Campbell,
                                                Trustee
                                           ----------------------------------
                                            Elizabeth Stephens Campbell,
                                            Trustee


                                        W. R. STEPHENS, JR. REVOCABLE TRUST


                                        By: /s/ Wilton R. Stephens, Jr., Trustee
                                           ----------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        JACKSON T. STEPHENS GRANDCHILDRENS
                                        TRUST AAAA


                                        By: /s/ Jon E.M. Jacoby, Trustee
                                           ----------------------------------
                                            Jon E.M. Jacoby, Trustee


                                        PAMELA DIANE STEPHENS TRUST ONE


                                        By: /s/ Bess C. Stephens, Trustee
                                           ----------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ Elizabeth Stephens Campbell,
                                                Trustee
                                           ----------------------------------
                                            Elizabeth Stephens Campbell,
                                            Trustee


                                        By: /s/ Wilton R. Stephens, Jr., Trustee
                                           ----------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        By: /s/Pamela Diane Stephens, Trustee
                                           ----------------------------------
                                            Pamela Diane Stephens, Trustee

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 43  of  44 Pages
----------------------                                    ---------------------



                                        WARREN MILES AMERINE STEPHENS TRUST


                                        By: /s/ Warren A. Stephens, Trustee
                                           ----------------------------------
                                            Warren A. Stephens, Trustee

                                        JOHN CALHOUN STEPHENS TRUST


                                        By: /s/Warren A. Stephens, Trustee
                                           ----------------------------------
                                            Warren A. Stephens, Trustee


                                        LAURA WHITAKER STEPHENS TRUST


                                        By: Warren A. Stephens, Trustee
                                           ----------------------------------
                                            Warren A. Stephens, Trustee

                                        J&J PARTNERS


                                        By: /s/ Jon E.M. Jacoby
                                           ----------------------------------
                                            Jon E.M. Jacoby


                                        JACOBY ENTERPRISES, INC.


                                        By: /s/ Jon E.M. Jacoby, President
                                           ----------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL TWO CORPORATION


                                        By: /s/ Jon E.M. Jacoby, President
                                           ----------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL PARTNERS


                                        By: /s/ Warren A. Stephens
                                           ----------------------------------
                                            Warren A. Stephens


                                        By: /s/ Jon E.M. Jacoby
                                           ----------------------------------
                                            Jon E.M. Jacoby

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 44  of  44 Pages
----------------------                                    ---------------------


                                        BRADBURY ENTERPRISES


                                        By: /s/ Curtis F. Bradbury, Jr.
                                           ----------------------------------
                                            Curtis F. Bradbury, Jr.

                                            /s/ Douglas H. Martin
                                           ----------------------------------
                                            Douglas H. Martin

                                            /s/ Curtis F. Bradbury, Jr.
                                           ----------------------------------
                                            Curtis F. Bradbury, Jr.

                                            /s/ Jackson T. Stephens
                                           ----------------------------------
                                            Jackson T. Stephens

                                            /s/ Warren A. Stephens
                                           ----------------------------------
                                            Warren A. Stephens

                                            /s/ Bess C. Stephens
                                           ----------------------------------
                                            Bess C. Stephens

                                            /s/ Vernon J. Giss
                                           ----------------------------------
                                            Vernon J. Giss

                                            /s/ Jon E.M. Jacoby
                                           ----------------------------------
                                            Jon E.M. Jacoby

                                            /s/ Harriet C. Stephens
                                           ----------------------------------
                                            Harriet C. Stephens

                                            /s/ Elizabeth Campbell Stephens
                                           ----------------------------------
                                            Elizabeth Stephens Campbell

                                            /s/ Wilton R. Stephens, Jr.
                                           ----------------------------------
                                            Wilton R. Stephens, Jr.

                                            /s/ Pamela Diane Stephens
                                           ----------------------------------
                                            Pamela Diane Stephens

                                            /s/ James Sommers
                                           ----------------------------------
                                            James Sommers, trustee pursuant to
                                            Voting Trust Agreement dated
                                            as of June 8, 1998